    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 10, 2000.

                                                REGISTRATION NO. _______________

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                           _________________________



                      REGISTRATION STATEMENT ON FORM S-3
                                     UNDER
                          THE SECURITIES ACT OF 1933
                           _________________________

                    PEOPLES BANCORP OF NORTH CAROLINA, INC.
            (Exact name of registrant as specified in its charter)
                           _________________________

              NORTH CAROLINA                               56-2132396
      (State or other jurisdiction of                   (I.R.S. Employer
       incorporation or organization)                Identification Number)

                           _________________________

   Peoples Bancorp of North Carolina, Inc.                     Tony W. Wolfe
           218 South Main Avenue                  Peoples Bancorp of North Carolina, Inc.
        Newton, North Carolina 28658                       218 South Main Avenue
         Telephone: (828) 464-5620                     Newton, North Carolina 28658
 (Address, including zip code, and telephone             Telephone: (828) 464-5620
 number, including area code, of registrant's   (Address, including zip code, and telephone
        principal executive offices)             number, including area code, of agent for
                                                                 service)

                           _________________________

                                   COPIES TO:

                              Randall A. Underwood
              Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.
                            P.O. Box 26000 (27420)
                             2000 Renaissance Plaza
                              230 North Elm Street
                              Greensboro, NC 27401
                                 (336) 373-8850
                           _________________________

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                           _________________________

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------
 Title of Each Class   Amount to be    Proposed Maximum    Proposed Maximum
 of Securities to be   Registered (1)     Offering Price   Aggregate Offering        Amount of
     Registered                            Per Share (2)       Price (2)          Registration Fee
------------------------------------------------------------------------------------------------------
Common Stock,
no par value           200,000 Shares          $12.91            $2,582,000             $717.80
------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, the number of securities covered by this registration statement shall be adjusted to cover any additional securities resulting from a stock split, stock dividend or similar capital adjustment of the registered securities during the effective period of this registration statement.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of such common stock on July 27, 2000.

PROSPECTUS

                    PEOPLES BANCORP OF NORTH CAROLINA, INC.

                 Dividend Reinvestment and Stock Purchase Plan

                          Common Stock (no par value)


     This prospectus describes the Dividend Reinvestment and Stock Purchase Plan of Peoples Bancorp of North Carolina, Inc. Peoples is offering this Plan to you as a convenient and cost-efficient way for you to increase your ownership of Peoples stock.

     Peoples has appointed its transfer agent, Registrar and Transfer Company, as processing agent and Plan Administrator. Securities held in custody by Registrar and Transfer are not subject to protection under the Securities Investor Protection Act. Participation in the Plan is completely voluntary; you may join and withdraw from the Plan or modify your participation whenever you wish.

     Under the Plan, Peoples will pay all brokerage fees and commissions and fees of the Plan Administrator connected with a participating shareholder's purchase of Peoples stock with cash dividends. Peoples will also pay brokerage commissions incurred in the purchase of Peoples stock through optional cash investments. All other transaction fees and commissions for purchases or sales of Peoples stock will be paid by the shareholder as detailed in this prospectus.

     This prospectus sets forth, in question and answer form, a description of the Plan. After you have read this prospectus, if you still have any questions about how the Plan operates, please call Registrar and Transfer toll free at 1-800-368-5948 or call Krissy Price in our office at (828) 464-5620.

     This prospectus relates to 200,000 shares of Peoples Common Stock, no par value, registered for sale under the Plan. This prospectus also covers an indeterminate number of shares of Peoples Common Stock which may become issuable as a result of stock splits, stock dividends or similar transactions. Participants should retain this prospectus for future reference.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The shares of Peoples Common Stock are not savings accounts, deposits or other obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

                 ______________________________________________

                 The date of this prospectus is August 9, 2000.

                      WHERE YOU CAN FIND MORE INFORMATION

     Peoples is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and files reports, proxy statements and other information with the Securities and Exchange Commission. The reports, proxy statements and other information filed by Peoples can be inspected and be copied, at the prescribed rates, at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, such as Peoples, that file electronically with the Commission. The address of such site is http://www.sec.gov. Peoples Common Stock is listed for quotation on the Nasdaq Stock Market under the symbol "PEBK". As a result, reports and other information concerning Peoples may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W. Washington, D.C. 20006.

     This prospectus is a part of a registration statement on Form S-3 filed by Peoples with the Commission under the Securities Act of 1933, as amended. In accordance with the rules and regulations of the Commission, this prospectus omits certain of the information contained in the registration statement and its exhibits and schedules. You may obtain information concerning Peoples and its Common Stock offered, by reviewing the registration statement and its exhibits and schedules at the locations described above.

                     INFORMATION INCORPORATED BY REFERENCE

     The Commission allows Peoples to "incorporate by reference" information into this prospectus. This means that Peoples can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference the other documents which are listed below that Peoples has previously filed with the Commission. These documents contain important information about Peoples' financial condition.

     The following documents which have been filed by Peoples with the Commission are incorporated by reference in this prospectus.

     (a) Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

     (b) Peoples' Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

     (c) Peoples' Current Report on Form 8-K filed August 3, 2000.

     (d) The description of Peoples' Common Stock contained in its Registration Statement on Form 8-A filed August 31, 1999 (Commission File Number 000-27205), including all amendments or reports filed by Peoples to update that description.

     Peoples also incorporates by reference all documents it files pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of the offering of the Common Stock offered by this prospectus. Any statement or information contained in a document incorporated or deemed to be incorporated by reference shall be deemed modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes any such statement.

     Peoples will provide without charge to you, a copy of any or all of the documents incorporated into this prospectus by reference (other than exhibits and schedules to such documents, unless such exhibits are specifically incorporated by reference into the documents incorporated herein). Requests should be directed to: Chief Financial Officer, Peoples Bancorp of North Carolina, Inc., 218 South Main Avenue, Newton, North Carolina 28658, (828) 464-5620.

                                PEOPLES BANCORP

     Peoples Bancorp of North Carolina, Inc., which is referred to in this prospectus as "Peoples," was formed in 1999 to serve as the holding company for Peoples Bank. Peoples is a bank holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended. Peoples' sole activity consists of owning Peoples Bank. Peoples' principal source of income is any dividends which are declared and paid by Peoples Bank on its capital stock.

     Peoples Bank, founded in 1912, is a state-chartered commercial bank serving the citizens and business interests of the Catawba Valley region of North Carolina and surrounding communities. Peoples Bank conducts its business from its corporate headquarters located at 218 South Main Avenue, Newton, North Carolina and ten additional offices in Newton, Denver, Triangle, Catawba, Conover, Maiden, Claremont, Hiddenite and Hickory, North Carolina.

     Peoples Bank is engaged primarily in the business of attracting retail and commercial deposits from the general public and using those deposits to make secured and unsecured loans. Peoples Bank offers a wide range of loan and deposit products as well as non-deposit investment products.

     Peoples Bank's primary source of revenue is interest income from its lending activities. The Bank's other major sources of revenue are interest and dividend income from investments, interest-earning deposits in other depository institutions, and transaction and fee income from lending, deposit and subsidiary activities. The major expenses of the Bank are interest on deposits and general and administrative expenses such as employee compensation and benefits, and occupancy expenses.

     At December 31, 1999, Peoples had total assets of $432.4 million, net loans of $335.3 million, deposits of $376.6 million, investment securities of $63.8 million, and shareholders' equity of $38.0 million.

     Peoples' principal executive offices are located at 218 South Main Avenue, Newton, North Carolina 28658, and its telephone number is (828) 464-5620.

                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

     Peoples' Dividend Reinvestment and Stock Purchase Plan was adopted on June 27, 2000. Peoples filed a copy of the Plan with the Commission in a Current Report on Form 8-K on August 3, 2000. The Plan will be in effect until amended, altered or terminated. Peoples has reserved 200,000 shares of its Common Stock for issuance and sale under the Plan pursuant to this prospectus. The Plan is described below in a series of questions and answers.

1.   What is the purpose of the Plan?

     The purpose of the Plan is to provide shareholders with a simple and convenient method of investing cash dividends and optional cash payments in shares of Peoples Common Stock directly through Registrar and Transfer without opening a brokerage account and incurring the higher fees and expenses typically connected with those accounts.

2.   What are the advantages of the Plan?

     If you become a participant in the Plan, you may:

     . Have cash dividends on shares of Peoples Common Stock automatically reinvested in Peoples Common Stock without payment of any brokerage commission or service charge.

     . Purchase additional shares of Peoples Common Stock by making optional cash payments to the Plan or through automatic bank account withdrawals. Peoples' employees may make optional cash payments through payroll deductions. The minimum cash purchase is $25; the maximum amount of cash purchases during a calendar quarter is $2,500. A transaction fee of $1.50 is charged for each cash investment by check or money order. If the investment is made by automatic withdrawal from a bank account, the fee is 75c for each withdrawal. Any brokerage commission on such purchases are paid by Peoples.

     . Send all certificated shares of Peoples Common Stock you hold to Registrar and Transfer to be held for safekeeping in book entry form.

     . Sell any number of shares from your Plan account by writing Registrar and Transfer. You will be charged a $10 fee for each sale plus a pro-rata portion of any brokerage commission incurred in the sale.

     . Make gifts of Peoples Common Stock and enroll the recipient into dividend reinvestment.

     . Receive periodic statements showing your holdings and transactions under the Plan.

     . Enjoy full investment of funds because fractions of shares, as well as whole shares, will be credited to your account. Fractional shares will be calculated to four decimal places.

3.   Who administers the Plan for participants?

     The Plan Administrator is Registrar and Transfer who administers the Plan for participants, keeps records, sends statements of account to participants, places buy and sell orders at the request of participants and performs other duties relating to the Plan. Registrar and Transfer will hold for safekeeping (in book entry form) the shares of stock purchased for each participant under the Plan unless and until such participant requests that certificates for such shares be issued, as more fully explained in Question 20.

     All inquiries and communications regarding the Plan should include your account number and should be directed to the Plan Administrator at:

     Registrar and Transfer Company
     10 Commerce Drive
     Cranford, NJ 07016
     Attention: Dividend Reinvestment Department

     Telephone:  1-800-368-5948

4.   Who is eligible to enroll in the Plan?

     Any shareholder with common stock registered in his or her name on the records of Registrar and Transfer, may enroll in the Plan. If a shareholder has common stock registered in the name of someone else (for example, with a bank, broker or trustee) and wants to participate in the Plan, the shareholder should request his or her bank, broker or trustee to have some or all of the Common Stock registered in the shareholder's own name.

     Shareholders who are citizens or residents of a country other than the United States, its territories and possessions should make certain that their participation does not violate local laws governing taxes, currency and exchange controls, stock registration, foreign investments and related matters. Peoples and the Plan Administrator reserve the right to terminate the participation of any shareholder if they determine participation to be in violation of law.

5.   How does an eligible shareholder participate?

     To enroll in the Plan, an eligible shareholder must sign an Authorization Form and mail it to Registrar and Transfer. If the Common Shares are registered in more than one name (such as joint tenants, trustees, etc.), all registered holders must sign. An Authorization Form is enclosed with this prospectus. You may also obtain an Authorization Form at any time by contacting the Plan Administrator at the following address:

     Registrar and Transfer Company
     10 Commerce Drive
     Cranford, New Jersey 070156
     Attention: Dividend Reinvestment Plan

     Additional copies of this prospectus and the Authorization Form are also available at Peoples' corporate offices at 218 South Main Avenue, Newton, North Carolina 28658.

6.   When may a shareholder join the Plan?

     An eligible shareholder may join the Plan at any time. If an Authorization Form specifying reinvestment of cash dividends is received by Registrar and Transfer at least five business days before the record date established for payment of a given cash dividend, reinvestment will commence with the cash dividend.

     If an Authorization Form specifying reinvestment of cash dividends is received by Registrar and Transfer less than five business days before the record date established for payment of a particular cash dividend, reinvestment will commence with the next following cash dividend. See Questions 10 through 15 for information concerning the investment of optional cash payments into the Plan.

7.   What options are available to the participant?

Reinvestment of Dividends
-------------------------
By marking the appropriate space on the Authorization Form, an eligible shareholder may choose to automatically reinvest cash dividends paid on shares of Peoples Common Stock of which the participant is the owner of record. Participants may elect to invest 25%, 50%, 75% or 100% of the dividends on their shares. Peoples will pay any brokerage commissions and fees assessed in connection with the reinvestment. If you elect to have less than all of your dividends reinvested, you will receive a check for the dividends which are not reinvested.

Cash Purchases
--------------
Participants may elect to make optional cash investments into the Plan to be used for purchases of Peoples Common Stock. The minimum investment for cash purchase is $25; the maximum investment amount used to make cash purchases during any calendar quarter is $2,500. Optional cash investments may be made by check or money order or by automatic withdrawals from a bank account. There are small fees for these investments, as described in Question 12 below. Peoples will pay any brokerage commissions assessed in connection with such purchases. Peoples employees may make optional cash investments through payroll deductions.

Deposit of Shares and Shares Held by Plan Administrator for Participants
------------------------------------------------------------------------
All shares of Peoples Common Stock purchased through the Plan, whether with reinvested dividends or optional cash payments, will be held by the Plan Administrator for participants in the Plan. All dividends on these shares will be reinvested automatically.

The Plan allows participants to deposit shares of Peoples Common Stock registered in their name with the Plan Administrator to be administered under the Plan. There is a fee of $5.00 charged for each deposit of certificate(s). More than one certificate can be deposited at one time for the same $5.00. The Participant must send a check for $5.00 with the certificate(s) to be deposited.

Sale of Shares Held in the Plan
-------------------------------
Participants can sell some or all of the shares held by the Plan Administrator for their benefit. There is a $10 fee charged for each sale. Brokerage commissions, if any, will be paid by the participant. If all of the shares held in the Plan for a participant are sold, then Plan participation will be terminated.

8.   When do your investments begin through the Plan?

     If an Authorization Form specifying reinvestment of cash dividends is received by the Plan Administrator at least five business days before the record date of a cash dividend payment, reinvestment will commence with the following dividend payment. If the Authorization Form is received after that date, the reinvestment of cash dividends through the Plan will begin with the cash dividend payment following the next succeeding record date.

     Optional cash payments will be invested as specified in Question 10.

9.   May you change your method of participation after enrollment?

     You may change or terminate your Plan participation at any time by sending a notification to the Plan Administrator. If you elect to participate through the reinvestment of cash dividends on shares registered in your name and later decide to participate through the optional cash payment feature, no new Authorization Form is needed.

10.  When and how can optional cash payments be made?

     Optional cash payments will be invested once monthly. Optional cash payments must be at least $25. No more than $2,500 may be invested in any calendar quarter.

     Cash investments may be made by check or money order sent to and payable to the Plan Administrator, in which event a $1.50 transaction fee will be payable for each check or money order. Cash investments may also be made by automatic bank account withdrawals, in which event a 75c transaction fee will be payable for each withdrawal and will be deducted from the amount invested. There will be
a $15.00 charge for checks returned due to insufficient funds.   Peoples'
employees may make optional cash investments by way of payroll deductions.

     The cash investments, less the transaction fee, will be applied to the purchase of shares for the account of the participant on the investment date, which is described in Question 14 below. Cash received for investment may be commingled by the Plan Administrator with dividends and other participants' cash for the purposes of making purchases of stock. Participants cannot specify the price or timing or make any other limitations on the purchase of shares.

     Optional cash payments received less than two business days before the investment date (see Question 14 below) will be invested on the next following investment date. It is currently anticipated that automatic withdrawals to make cash purchases will be made on the 10/th/ day of the month, or if that day is not a business day, on the next business day.

     No interest will be paid on optional cash payments pending investment. You may obtain the return of any optional cash payment by written request received by the Plan Administrator not less than two business days before it is to be invested. The investment date is described in Question 14.

     An initial optional cash payment may be made when you join the Plan. A check or money order should be made payable to Registrar and Transfer and returned along with the Authorization Form. Thereafter, optional cash payments may be made through the use of cash payment forms sent to you as part of your account statement.

11.  What are the limitations on making optional cash payments?

     Optional cash payments may be made by personal check, official bank check, money order or by automatic withdrawal from a bank account. Peoples' employees may make optional cash investments by way of payroll deductions. Any optional cash payment you wish to make must be at least $25. Optional cash payments may not exceed $2,500 per quarter. Any number of optional cash payments may be made, subject to the foregoing limitations. There is no obligation to make any optional cash payment at any time and all cash payments need not be in the same amount of money.

12. Are there any expenses to participants in connection with purchases through the Plan?

     Some services are currently provided to you under the Plan free of any charge. For these services, any charges will be paid by Peoples. For other services, the charges of the Plan Administrator will be passed on to you. In some cases you must pay a proportionate share of brokerage commissions. Your costs for services by the Plan are currently as follows:

     . Dividend Reinvestment: All fees and brokerage commissions are absorbed by Peoples.

     . Optional Cash Investments: At present, there is a $1.50 fee per check received. If cash investments are made through automatic bank account withdrawals, the fee is 75c per withdrawal or deduction. Brokerage commissions are absorbed by Peoples.

     . Sale of Shares Held in the Plan: There is a $10.00 fee per sale, plus brokerage commission.

     . Withdrawal of Shares from the Plan: There is a $5.00 fee anytime shares are removed from the Plan and distributed upon the request of a participant.

     . Deposit of Certificates for safekeeping: A fee of $5.00 per deposit will be charged.

     The fee structure is subject to change. If there are changes to the fee structure, you will be notified in advance of implementation.

13. How many shares of Peoples Common Stock will be purchased for participants, and what is the source of shares purchased through the Plan?

     The number of shares purchased for your account, including a fractional share computed to four decimal places, will be equal to the total amount invested by you (the amount of cash dividends reinvested and any optional cash payments less the applicable transaction fee), divided by the purchase price per share.

     Shares purchased through the Plan will be purchased by the Plan Administrator as agent for the participants in the open market through an unaffiliated, registered broker-dealer or directly from Peoples, in which case they will be issued by Peoples out of legally authorized but unissued shares of Common Stock. The choice of whether shares will be purchased on the open market or from Peoples will be determined by Peoples in its discretion, based upon its best interests.

     Peoples cannot exercise any direct or indirect control over the prices or timing of purchases made by the Plan Administrator on the open market. Participants cannot specify the price, source, timing or number of shares to be purchased. Funds received from cash dividends and cash payments may be commingled for purposes of purchasing shares for the Plan.

14.  When will shares of Peoples Common Stock be purchased through the Plan?

     Purchases under the Plan will be made monthly on each "investment date." The investment date for purchases made as a result of dividend reinvestment will be on the close of business on the dividend payment date or as soon as practicable after that date.

     In the past Peoples has paid dividends quarterly. During the months in which Peoples pays dividends, the investment date for purchases made as a result of cash contributions (including automatic withdrawals and payroll deductions) will be on the dividend payment date or as soon as practicable after that date. During months in which Peoples does not pay dividends, it is expected that the investment date for purchases made as a result of cash contributions (including automatic withdrawals and employee payroll deductions) will be the 20/th/ day of the month or, if that day is not a business day, the next business day or as soon as practicable after that date. The investment dates may be changed by Peoples and the Plan Administrator in their discretion.

     A participant will become the owner of shares purchased through the Plan on the date the share purchases are settled (credited to the account of the Plan Administrator at the registered broker dealer for the benefit of Plan participants.) If, within 30 days after the investment date, the Plan Administrator cannot buy the shares due to an inadequate supply of shares or other reasons, then the Plan Administrator will send participants a check for the amount of dividends due and any cash contributed.

15.  At what price will shares of Common Stock be purchased through the Plan?

     If the Plan Administrator purchases shares of Peoples Common Stock in the open market, the price at which the Plan Administrator will be deemed to have acquired shares for a participant's account under the Plan will be the weighted average price of all shares purchased by the Plan Administrator on the open market from each aggregate order placed by the Plan Administrator.

     The purchase price for newly issued shares of Peoples Common Stock purchased by the Plan Administrator directly from Peoples will be equal to the average of the high and low prices for Peoples Common Stock as quoted on the Nasdaq National Market (or on any other market which becomes the major trading market for the Common Stock) for the last 10 trading days preceding the purchase date.

16.  How may you sell your shares of Common Stock?

     You can sell your shares of Peoples Common Stock held under the Plan in either of two ways. First, you may request a certificate(s) for your full shares and arrange for the sale of these shares through a broker-dealer of your choice. The Plan Administrator will send you a check for any fractional shares held in your account. The price for the fractional shares may be determined by the Plan Administrator by either: a) selling shares on the open market through an unaffiliated, registered broker-dealer; or, b) by using the average of the high and low trading prices for the most recent previous trading day. This type of transaction involves a withdrawal of shares from the Plan, and you will be charged a $5.00 fee anytime shares are withdrawn from the Plan and distributed to you.

     Alternatively, you may request that the Plan Administrator sell some or all of your shares held by the Plan. The Plan Administrator will sell shares for you on the open market in ordinary brokerage transactions through registered broker-dealers selected by the Plan Administrator in its sole discretion. If you request that the Plan Administrator arrange for the sale of your shares, you will be charged a fee of $10 and the brokerage commissions charged by the broker-dealer selected by the Plan Administrator. These amounts will be deducted from the cash proceeds paid to you. The amount of the commission will vary depending on the broker-dealer selected and other factors. Shares being sold for you may be aggregated with those of other Plan participants who have requested sales. In that case, you will receive proceeds based on the weighted average sale price of all shares sold in each aggregate order placed by the Plan Administrator, less your pro rata share of brokerage commissions and other costs of sale. Participants cannot set any price limits or other restrictions on the sales.

     The sale of shares must be requested in writing by delivery of the request to the Plan Administrator at the address provided in Question 5. Facsimile requests transmitted via telefax may be accepted at the discretion of the Plan Administrator. The request must indicate the number of shares to be sold. All participants listed on the account must sign the request. In order for sale orders to be considered as having been received, the orders must have been received before 12 noon Eastern Time.

     If all shares held for you in the Plan are sold, your Plan participation will be terminated.

17.  When will shares of Peoples Common Stock be sold?

     The Plan Administrator will use its best efforts to sell your shares on the open market within seven business days after receipt of written instructions from you to sell shares, or as soon as practicable thereafter. There can be no assurances with respect to the ability of the Plan Administrator to sell your shares for any specified price, at any specified time or on any specified terms. Peoples and the Plan Administrator have no obligation under the Plan, and assume no responsibility, to purchase full shares credited to your Plan account if such shares cannot be sold by the Plan Administrator.

18. Will participants be credited with dividends on shares held in their Plan accounts?

     The Plan Administrator will receive the cash dividends (less the amount of tax withheld, if any) for all Plan shares held on the dividend record date and credit them to participant accounts. One hundred percent of the dividends received on shares held in the Plan and credited to your account will be reinvested, even if you have elected dividend reinvestment for only a portion (either 25%, 50% or 75%) of the dividends paid on shares for which you hold the certificates.

19.  What reports will be sent to participants in the Plan?

     You will receive a statement after each investment showing account information, including amounts invested, purchase and/or sale prices, and shares purchased and/or sold. This statement will provide a cost record of purchases under the Plan and should be retained for tax purposes. In addition, you will receive the same material sent to every other holder of Peoples Common Stock, including Peoples' annual reports to shareholders, notices of shareholders meetings, proxy statements, and information for income tax reporting.

20. Will certificates be issued for shares of Peoples Common Stock purchased through the Plan?

     Certificates for shares of Peoples Common Sock purchased through the Plan will not be issued to you unless you request them. All shares credited to your Plan account will be issued to the Plan Administrator or its nominees as your agent and will be held in book entry form. The number of shares credited to your account will be shown on your account statement. Share purchases will be calculated to four decimal places. This convenience protects against loss, theft, or destruction of stock certificates.

     A certificate for any number of full shares credited to your Plan account will be issued upon the Plan Administrator's receipt of a written request.
These shares will be withdrawn from the Plan. Certificates for fractional shares will not be issued under any circumstances. When shares are withdrawn from the Plan and certificates are issued to you, a $5.00 withdrawal fee is payable.

     Shares credited to your account may not be assigned or pledged in any way. If you wish to assign or pledge the full shares credited to your account, you must request that certificates for those shares be issued in your name and withdrawn from the Plan.

     Plan accounts will be maintained in the name in which your certificates are registered at the time you enter the Plan. Certificates for full shares will be registered in the same manner when issued to you.

21. Can a participant send his or her Peoples Common Stock certificates to be credited to his or her Plan account for safekeeping?

     A participant can deposit any shares of Peoples Common Stock he or she owns in order for such shares to be held for safekeeping by the Plan Administrator in the participant's Plan account. A service fee of $5.00 is charged by the Plan Administrator for each deposit of one or more certificates. A check for $5.00 made payable to Registrar and Transfer must accompany the request. A participant desiring to deposit certificates into the Plan should mail them by certified or registered mail to the Plan Administrator with a letter requesting that they be so credited. Peoples recommends that shareholders insure the certificates for 2% of their current market value when mailing them. This is the amount that is usually charged for surety protection should the certificate become lost in the mail. The certificates should not be endorsed.

22. Can a participant make gifts of shares of Peoples Common Stock held in his or her account?

     A participant can make a gift of shares of Peoples Common Stock held in his or her account under the Plan by writing a letter to the Plan Administrator indicating the number of shares to be given and providing the registration information requested by the Plan Administrator. Signatures of all registered holders are required and must be "Medallion Guaranteed" by a financial institution participating in the Medallion Guarantee program. Participants can also enroll the recipient in the Plan to allow their dividends to be reinvested. If you wish to make a gift of shares in the Plan, you should call the Plan Administrator for specific instructions.

23.  How can participation in the Plan be terminated?

     The Plan is entirely voluntary. You may terminate your participation in the Plan at any time by writing instructions to the Plan Administrator. When such notice is received, the Plan Administrator will issue certificates for full shares credited to your account under the Plan and a cash payment will be made to you for any fractional share. A fee of $5.00 is payable when the shares are withdrawn from the Plan and certificats are issued to you. If your notice of termination is received by the Plan Administrator less than five business days prior to a cash dividend record date, that cash dividend will be reinvested for your account. After your account is terminated, subsequent cash dividends on certificated shares will be paid to you.

24.  What are the federal income tax consequences of participating in the Plan?

     We believe that the following is an accurate summary of the U.S. federal income tax consequences of participation in the Plan as of the date of this prospectus. However, this summary does not reflect every situation that could result from participation in the Plan, and it does not discuss foreign, state or local tax consequences. We advise you to consult your own tax advisors for information about your specific situation.

     In general, all your cash dividends - whether paid to you in cash or reinvested - are considered taxable income to you at the time they are received or reinvested. In addition, brokerage commissions on purchases of shares purchased through the Plan (which will be paid by Peoples on your behalf ) and the investment fee paid by Peoples to the Plan Administrator for each investment (now $1.50 per participant) will be treated as distributions subject to income tax in the same manner as cash dividends. The total amount of dividends and other distributions will be reported to you and to the Internal Revenue Service shortly after the end of each year. Your cost basis for shares purchased upon reinvestment of dividends will generally equal the amount of the cash dividend, plus the commission and fees paid by Peoples on your behalf.

     At the time of investment of optional cash payments in additional shares of Peoples Common Stock, you will realize taxable income equal to the brokerage commissions paid by Peoples on your behalf. The tax basis of shares purchased with an optional cash payment will be the amount of such payment, which may include the required investment fee to be deducted before the investment, plus any commissions paid by Peoples on your behalf in connection with that investment.

     The holding period of shares of Common Stock acquired through the Plan, whether purchased with reinvested dividends or optional cash payments, will begin on the day after purchase by the Plan Administrator.

     You will not realize any taxable income when you receive certificates for full shares credited to your account, either upon your written request for such certificates or upon withdrawal from or termination of the Plan. However, you will recognize taxable gain or loss (which, for most participants, will be capital gain or loss) when full shares acquired under the Plan are sold or exchanged for you and when you receive the cash payment for a fractional share credited to your account. The amount of such gain or loss will be the difference between the amount that you receive for your shares or fractional share (net of brokerage commissions and other costs of sale) and the tax basis of the shares.

     The above rules may not be applicable to certain participants, such as tax-exempt entities. These participants should consult their own tax advisors. In the case of plan participants whose dividends are subject to U.S. backup withholding, to the extent you elect dividend reinvestment, the administrator will reinvest dividends less the amount of tax required to be withheld. The filing of any documentation required to obtain a reduction in U.S. withholding tax is the responsibility of the participant.

     The foregoing is only an outline of Peoples' understanding of some of the applicable federal income tax provisions. The outline is general in nature and does not purport to cover every situation. It does not include a discussion of foreign, state and local income tax consequences of participation in the Plan. For specific information on the tax consequences of participation in the Plan, including any future changes in applicable law or interpretation thereof, you should consult your own tax advisor.

25. What happens if a participant sells a portion of the shares of Common Stock registered in the participant's name?

     If you have authorized the reinvestment of cash dividends on shares registered in your name and then dispose of a portion of these shares, the cash dividends on the remaining shares will continue to be reinvested to the extent you have instructed the Plan Administrator to invest (either 25%, 50%, 75% or 100% of the dividends will continue to be reinvested).

26. What happens when a participant sells or transfers all of the shares registered in his or her name and held outside of the Plan?

     If you sell or transfer all shares of Peoples stock you hold outside of your Plan account (while continuing to have shares credited to your Plan account), Registrar and Transfer will continue to reinvest the dividends on the shares of your stock credited to your Plan account unless those shares are withdrawn from your Plan account. Please note, however, that a participant who has ceased to be a holder of record of Peoples stock may not make optional cash payments under the Plan after he or she ceases to be a holder of record.

     If you cease to be a record owner of any shares of Common Stock (other than by depositing shares into the Plan for safekeeping), the Plan Administrator, in its discretion, may request your instructions on the disposition of stock in your Plan account. If the Plan Administrator does not receive such instructions from you within 30 days, the Plan Administrator, in its discretion, may terminate your Plan account.

27. If Peoples has a rights offering, how will rights on the Plan shares be handled?

     No preemptive rights attach to Peoples Common Stock. If Peoples, nevertheless, makes available to holders of its Common Stock rights or warrants to purchase additional shares of Peoples Common Stock or other securities, such rights or warrants will be made available to you. This allocation will be based on the number of shares (including any fractional interests to the extent practicable) held for you in your Plan account on the record date established for determining the holders of Peoples Common Stock entitled to such rights or warrants.

28.  What happens if Peoples issues a stock dividend or declares a stock split?

Any stock dividend or split shares distributed by Peoples on shares of Common Stock held for you in your Plan account will be credited to your account in the Plan. Both full and fractional shares, where applicable, will be credited to your account.

29.  Will interest be paid on amounts held pending investment?

     No. Dividends allocated for reinvestment and cash contributions received from participants will be deposited in a non-interest bearing account controlled by the Plan Administrator pending investment. Funds of participants may be commingled and aggregated for purposes of investment.

30.  How will a participant's shares be voted at meetings of shareholders?

     Shares held under the Plan will not be voted by the Plan Administrator. You will receive a proxy indicating the total number of shares of Common Stock registered in your name and shares of Common Stock credited to your plan account, and you will be entitled to vote those shares.

31. What is the responsibility of Peoples and the Plan Administrator for the Plan?

     Neither Peoples nor Registrar and Transfer will be liable to any participant in the Plan for any act done in good faith or for any good faith omission to act including, without limitation, any claim of liability (i) arising out of failure to terminate a participant's account or sell shares in the Plan or invest optional cash payments without receipt of proper documentation and instructions; and (ii) with respect to the prices and times at which shares are purchased or sold for the participant's account, including fluctuations in market value of shares being maintained on behalf of a participant.

     The trading price of Common Stock may rise or fall during the period between a request for purchase or sale, its receipt by the Plan Administrator and the completion of the purchase or sale. Instructions sent to the Plan Administrator to purchase or sell shares may not be rescinded and are binding on the participant. The Plan Administrator may, in its own discretion, accept written requests to revoke instructions. Neither Peoples nor the Plan Administrator has any responsibility for the market value of shares maintained on a participant's behalf or for changes in market price between the time an order is sent to the Plan Administrator and the time an order is executed. Depending upon the time when a participant initiates a purchase as a result of a cash contribution, there may be a substantial delay until the investment date on which shares will be purchased.

     Neither Peoples nor the Plan Administrator can assure any participant of a profit or protect any participant against a loss from the shares purchased or sold through the Plan. An investment in Peoples Common Stock, as are all equity investments, is subject to significant market fluctuations. Peoples can neither control purchases by the Plan Administrator under the Plan nor guarantee that dividends on the Common Stock will not be reduced or eliminated.

     Neither Peoples nor the Plan Administrator provides any advice nor makes any recommendations regarding the purchase or sale of shares of Peoples Common Stock; all such decisions must be made by participants based upon his or her own research and judgment.

32.  Who regulates and interprets the Plan?

     Peoples and the Plan Administrator reserve the right to interpret and regulate the Plan as they deem necessary or desirable. Any such interpretation and regulation will be final. The Plan, related Plan documentation, and Plan accounts will be governed by and construed in accordance with the laws of the State of North Carolina. Peoples reserves the right to remove the Plan Administrator and to appoint a new Plan Administrator at any time upon prior notice to Plan participants, and the Plan Administrator has the right to resign at any time upon at least 90 days notice to Peoples.

33.  May the Plan be changed or discontinued?

     Peoples and the Plan Administrator reserve the right to terminate the Plan at any time by written notice to the participants. The terms and conditions of the Plan may also be amended by Peoples and the Plan Administrator at any time.

     Upon termination of the Plan, any uninvested optional cash payments will be returned, certificates for whole shares credited to a participant's account under the Plan will be issued and a cash payment will be made for any fraction of a share credited to a participant's account.

     In the event that the Plan is terminated and Peoples establishes another dividend reinvestment plan, each participant in the Plan will be automatically enrolled in such other dividend reinvestment plan and shares credited to his or her account under the Plan will be automatically credited to such other plan, unless notice is received to the contrary.

34.  Will cash dividends continue to be paid while the Plan is in effect?

     Peoples' Board of Directors has the authority to declare dividends from time to time, subject to statutory and regulatory requirements. There is no assurance that dividends will continue to be paid or as to the amount of any such dividend. Participants in the Plan accordingly have the opportunity to reinvest cash dividends only when, as and if such dividends are declared and paid by Peoples. Peoples has the right to suspend, terminate or modify the amount of its cash dividend at any time depending upon business, financial, regulatory and other conditions.

35.  Will my investments be insured?

     No. The securities held in Plan accounts for Plan participants and sales proceeds and funds held pending investment are not subject to protection under the Securities Investor Protection Act of 1970. Funds held by the Plan Administrator are not deposits of Peoples or any of its subsidiaries, deposits of the Plan Administrator or other obligations of, or guaranteed by, the Plan Administrator or its affiliates and are not insured by the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation or any other entity. Shares of Peoples Common Stock are subject to market risk and possible loss of investment.

                                USE OF PROCEEDS

     Peoples intends to use any net proceeds that it receives from the sale of newly-issued shares to the Plan for general corporate purposes.

                                    EXPERTS

     Peoples' consolidated financial statements as of December 31, 1999 and 1998, and for each of the years then ended have been incorporated into this prospectus and into the registration statement by reference in reliance upon the report of Porter Keadle Moore, LLP, independent certified public accountants, upon the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements of Peoples and subsidiary for the year ended December 31, 1997, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     Documents incorporated by reference in the future will include financial statements, related schedules (if required) and auditors' reports, which financial statements and schedules will have been audited to the extent and for the periods set forth in such reports by the firm or firms rendering such reports, and, to the extent so audited and consent to incorporation by reference is given, will be incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                                 LEGAL MATTERS

     The legality of the shares of Peoples Common Stock offered by this prospectus has been passed upon for Peoples by its special counsel Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., Greensboro, North Carolina.

                                INDEMNIFICATION

     Peoples' Articles of Incorporation provide that, to the fullest extent permitted by North Carolina law, no person who serves as a director shall be personally liable to Peoples or any of its shareholders or otherwise for monetary damages for breach of any duty as director. Peoples' By-laws state that any person who at any time serves or has served as a director, officer, employee or agent, or any such person who serves or has served at Peoples' request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan, will have a right to be indemnified by Peoples to the fullest extent permitted by law against liability and litigation expense arising out of such status or activities. "Liability and litigation expense" includes costs and expenses of litigation (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement which are actually and reasonably incurred in connection with or as a consequence of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals.

     The North Carolina Business Corporation Act contains provisions prescribing the extent to which directors and officers shall or may be indemnified. The Act permits a corporation, with certain exceptions, to indemnify a present or former director against liability if (i) the director conducted himself in good faith,
(ii) the director reasonably believed (x) that the director's conduct in his official capacity with the corporation was in its best interests and (y) in all other cases the director's conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, the director had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was found liable to the corporation or in connection with a proceeding charging improper personal benefit to the director.

     The Act also requires a corporation to indemnify a director or officer in the defense of any proceeding to which the director or officer was a party against reasonable expenses when the director or officer is wholly successful in the director's or officer's defense, unless the articles of incorporation provide otherwise. Upon application, a court may also order indemnification of the director or officer if the director or officer is adjudged fairly and reasonably entitled to indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to Peoples' directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, Peoples has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Peoples of expenses incurred or paid by any of Peoples' directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Peoples will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

================================================================================
 No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Peoples. This prospectus does not constitute an offer to sell or the solicitation of any offer to buy any securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Peoples since the date hereof.

________________________________________________________________________________

                                TABLE OF CONTENTS

                                                             Page
                                                             ----
 Where You Can Find More Information......................      2
 Information Incorporated by Reference....................      2
 Peoples Bancorp..........................................      3
 Dividend Reinvestment and Stock Purchase Plan............      4
 Use of Proceeds..........................................     18
 Experts..................................................     18
 Legal Matters............................................     18
 Indemnification..........................................     18



                                   PEOPLES

                                  BANCORP OF

                                    NORTH

                                CAROLINA, INC.


                                   Dividend

                               Reinvestment and

                              Stock Purchase Plan



                               _________________

                                   PROSPECTUS
                               _________________


================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

              ESTIMATE OF EXPENSES OF ISSUANCE AND DISTRIBUTION.

Registration Fee .................................................. $   718
Costs of Printing and Mailing* .................................... $ 3,000
Legal Fees* ....................................................... $17,500
Accounting Fees* .................................................. $ 7,500
Blue Sky Fees and Expenses* ....................................... $   500
Nasdaq National Market Listing* ................................... $ 2,000
Miscellaneous* .................................................... $ 1,000

          Total ................................................... $32,218
                                                                    =======

*Estimated solely for purposes of this filing.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's Articles of Incorporation provide that, to the fullest extent permitted by the North Carolina Business Corporation Act (the "NCBCA"), no person who serves as a director shall be personally liable to the Registrant or any of its stockholders or otherwise for monetary damages for breach of any duty as director. The Registrant's By-laws state that any person who at any time serves or has served as a director, officer, employee or agent of the Registrant, or any such person who serves or has served at the request of the Registrant as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan, shall have a right to be indemnified by the Registrant to the fullest extent permitted by law against liability and litigation expense arising out of such status or activities in such capacity. "Liability and litigation expense" shall include costs and expenses of litigation (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement which are actually and reasonably incurred in connection with or as a consequence of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals.

     Sections 55-8-50 through 55-8-58 of the NCBCA contain provisions prescribing the extent to which directors and officers shall or may be indemnified. Section 55-8-51 of the NCBCA permits a corporation, with certain exceptions, to indemnify a present or former director against liability if (i) the director conducted himself in good faith, (ii) the director reasonably believed (x) that the director's conduct in the director's official capacity with the corporation was in its best interests and (y) in all other cases the director's conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, the director had no reasonable cause to believe the director's conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding charging improper personal benefit to the director. The above standard of conduct is determined by the board of directors, or a committee or special legal counsel or the shareholders as prescribed in Section 55-8-55.

     Sections 55-8-52 and 55-8-26 of the NCBCA require a corporation to indemnify a director or officer in the defense of any proceeding to which the director or officer was a party against reasonable expenses when the director or officer is wholly successful in the director's or officer's defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if the director or officer is adjudged fairly and reasonably so entitled under Section 55-8-54.

     In addition, Section 55-8-57 permits a corporation to provide for indemnification of directors, officers, employees or agents, in its articles of incorporation or bylaws or by contract or resolution, against liability in various proceedings and to purchase and maintain insurance policies on behalf of these individuals.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to Registrant's directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by any of Registrant's directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16.  EXHIBITS.

 EXHIBIT NO.                           DESCRIPTION OF EXHIBIT
 -----------                           ----------------------
 3.1             Articles of Incorporation of the Registrant (incorporated by reference to
                 Exhibit 3(I) to the Registrant's Registration Statement on Form 8-A (File
                 No. 000-27205) filed August 31, 1999).

 3.2             Bylaws of the Registrant (incorporated by reference to Exhibit 3(II) to the
                 Registrant's Registration Statement on Form 8-A (File No. 000-27205) filed
                 August 31, 1999).

 4               Specimen of Common Stock certificate of the Registrant (incorporated by reference to Exhibit 4 to the Registrant's Registration Statement on Form 8-
                 A (File No. 000-27205) filed August 31, 1999).

 5               Opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. as to
                 securities to be registered.

23.1             Consent of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.
                 (included in Exhibit 5).

23.2             Consent of Porter Keadle Moore, LLP.

23.3             Consent of KPMG LLP.

99.1             Peoples Bancorp of North Carolina, Inc. Dividend Reinvestment and Stock
                 Purchase Plan (incorporated by reference to Exhibit 99 to the Registrant's
                 Current Report on Form 8-K filed August 3, 2000).

99.2             Authorization Form.

99.3             Letter to accompany the prospectus.

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Peoples Bancorp of North Carolina, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, State of North Carolina, as of August 2, 2000.



                            PEOPLES BANCORP OF NORTH CAROLINA, INC.



                            By:   /s/ Tony W. Wolfe
                                  -------------------------------------------
                                  Name:  Tony W. Wolfe
                                  Title: President and Chief Executive Officer

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated as of August 2, 2000.

/s/ Tony W. Wolfe                                                 President and Chief Executive Officer
----------------------------------------------------------
Tony W. Wolfe                                                     (Principal Executive Officer)

/s/ Robert C. Abernathy                                           Chairman of the Board and Director
----------------------------------------------------------
Robert C. Abernathy

/s/ Joseph F. Beaman, Jr.                                         Executive Vice President and Chief Financial
----------------------------------------------------------
Joseph F. Beaman, Jr.                                             Officer
                                                                  (Principal Financial and Accounting Officer)

/s/ James S. Abernathy                                            Director
----------------------------------------------------------
James S. Abernathy

/s/ Bruce R. Eckard                                               Director
------------------------------------------------------------
Bruce R. Eckard

/s/ John H. Elmore, Jr.                                           Director
-----------------------------------------------------------
John H. Elmore, Jr.

/s/ Charles F. Murray                                             Director
-----------------------------------------------------------
Charles F. Murray

/s/ Bobby E. Matthews                                             Director
---------------------------------------------------------
Bobby E. Matthews

/s/ Larry E. Robinson                                             Director
-----------------------------------------------------------
Larry E. Robinson

/s/ Fred L. Sherrill, Jr.                                         Director
--------------------------------------------------------------
Fred L. Sherrill, Jr.

/s/ Dan Ray Timmerman, Sr.                                        Director
----------------------------------------------------
Dan Ray Timmerman, Sr.

/s/ Benjamin I. Zachary                                           Director
----------------------------------------------------------
Benjamin I. Zachary

                                 EXHIBIT INDEX

EXHIBIT NO.                        DESCRIPTION OF EXHIBIT
-----------                        ----------------------
5              -  Opinion of Brooks, Pierce, McLendon, Humphrey & Leonard,
                  L.L.P. as to securities to be registered.

23.1           -  Consent of Brooks, Pierce, McLendon, Humphrey & Leonard,
                  L.L.P.  (included in Exhibit 5).*

23.2           -  Consent of Porter Keadle Moore, LLP.

23.3           -  Consent of KPMG LLP.

99.2           -  Authorization Form.

99.3           -  Letter to accompany prospectus.